Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Completes Early Redemption of 6.50% Bonds Due 2018

and 6.75% Notes Due 2018

NEW YORK, June 19, 2017 - Arconic Inc. (“Arconic” or the “Company”) (NYSE: ARNC) announced today that it has completed the previously indicated early redemption of all its 6.50% Bonds due 2018 (the “6.50% Bonds”) and 6.75% Notes due 2018 (the “6.75% Notes”) in the aggregate principal amount of $100,099,000 and $344,814,000, respectively. Holders of the 6.50% Bonds were paid $1,049.99 per $1,000.00 aggregate principal amount of the 6.50% Bonds, or an aggregate of $105.1 million, plus accrued and unpaid interest up to, but not including, the redemption date, and holders of the 6.75% Notes were paid $1,054.26 per $1,000.00 aggregate principal amount of the 6.75% Notes, or an aggregate of $363.5 million, plus accrued and unpaid interest up to, but not including, the redemption date. These redemptions are a component of Arconic’s de-leveraging program.

Taken together, Arconic actions in 2017 have resulted in the Company reducing its total debt by approximately $1.25 billion.

About Arconic

Arconic Inc. (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.